Exhibit 99.1

FOR IMMEDIATE RELEASE: February 22, 2018

Aspen Group to Make Material Announcement on Monday, February 26th at 4:30 p.m. ET

NEW YORK – Aspen Group, Inc. (Nasdaq: ASPU), a post-secondary education company, will host a conference call to make a material announcement on Monday, February 26, 2018, at 4:30 p.m. (ET). Aspen will issue an announcement press release after the market closes on Monday, February 26.

The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international), passcode 6291188.

Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu. There will also be a 7 day dial-in replay which can be accessed by dialing toll-free (855)859-2056 or (404)537-3406 (international), passcode 6291188.

About Aspen Group, Inc.:

Aspen Group, Inc. is a publicly held, for-profit post-secondary education company headquartered in New York, NY.  It owns two accredited universities, Aspen University and United States University. Aspen Group’s vision is to make college affordable again in America.

Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen University is dedicated to providing the highest quality education experiences taught by top-tier faculty - 54% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen University, visit www.aspen.edu.

United States University began its institutional history in 1997 as InterAmerican College in National City, CA. Its initial focus was the provision of affordable educational opportunities to working adults, Latinos, and educated immigrants to increase bilingual capacity in education and healthcare in Southern California. In 2010, the school was renamed to United States University and recently moved its campus into the heart of San Diego. United States University is regionally accredited by the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges, offering bachelor and master level degree programs in nursing, education, health science, and business & management. To learn more about United States University, visit www.usuniversity.edu.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159